Exhibit 99.1

For Immediate Release: February 6, 2004

First Century Bankshares, Inc.

Reports Quarterly and Year End Earnings

Bluefield, WV – First Century Bankshares, Inc., (OTCBB - FCBS) a $364 million financial holding company headquartered in Bluefield, West Virginia, announced net income of $2,792,000 for the year ended December 31, 2003. This represents a 17.3% decrease from the $3,375,000 earned for the year ended December 31, 2002. These earnings reflect a decrease in net interest income of $1,481,000, or 9.5%, due primarily to limitations in the opportunity to reduce interest expense on deposits in an historically low interest rate environment relative to the reinvestment options for loans and investment securities. Additionally, unanticipated pension expense of approximately $743,000 resulted from lump sum distributions made by the Corporation’s employee pension plan that triggered recognition of previously deferred actuarial losses, under the accounting provisions set forth in Statement of Financial Accounting Standards No. 88 (“SFAS 88”). Management’s ongoing efforts to enhance asset quality partially offset the reduction in net interest income and additional pension plan expenses for the year ended December 31, 2003, through a decrease in the provision for loan losses of $1,132,000. On a per share basis, net income decreased to $1.40 per diluted share from $1.69 per diluted share in 2002. Earnings for the year ended December 31, 2003 reflect a return on average assets (ROAA) of 0.77%, compared to 0.92% for the year ended December 31, 2002. Also, these earnings reflect an annualized return on average equity (ROAE) of 8.27% and 10.27%, respectively, for the years ended December 31, 2003 and 2002.

The Corporation reported net income of $736,000 for the three-month period ended December 31, 2003. This represents a 10.7% decrease from the $824,000 earned during the three-month period ended September 30, 2003. On a per share basis, net income decreased to $0.37 per diluted share from $0.41 per diluted share. This decrease in earnings was primarily attributable to increased expense of the Corporation’s defined benefit pension plan pursuant to the requirements of SFAS 88.

When compared to the fourth quarter of 2002, net income increased approximately 7.0% from the $688,000 earned during the three-month period ended December 31, 2002. Reductions in the provision for loan losses of $258,000 and in noninterest expense of $175,000 offset a reduction in net interest income of $349,000. On a per share basis, net income increased to $0.37 per diluted share for the three-month period ended December 31, 2003, from $0.35 per diluted share for the three-month period ended December 31, 2002.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during the fourth quarter of 2003. Nonperforming assets as a percentage of total loans improved to 1.3% at December 31, 2003, and September 30, 2003, from 1.8% at December 31, 2002.

Dividends for the fourth quarter of 2003 were $0.25 per share, bringing the total dividend for 2003 to $0.85 per share, which was equal to the total dividend paid in 2002. Book value per common share improved by 3.5% to $17.58 at December 31, 2003, from $16.99 at December 31, 2002.

Total assets increased 0.7% from December 31, 2002 to December 31, 2003. This reflects management’s focus on enhancing credit quality and managing funding sources in the relatively low interest rate environment during the year.

First Century Bankshares, Inc. is a financial holding company, that owns First Century Bank, N.A. and First Century Financial Services, LLC, headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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